Filed pursuant to Rule 424(b)(5)
Registration No. 333-270350
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 8, 2023)
17,000,000 Shares
Clearwater Analytics Holdings, Inc.
Class A Common Stock

The selling stockholders identified herein are offering 17,000,000 shares of our Class A common stock. We are not selling any shares under this prospectus supplement and we will not receive any of the proceeds from the sale of shares by the selling stockholders. Prior to the consummation of this offering, the selling stockholders will exchange LLC Interests (as defined herein) (together with an equal number of Class C common stock) for shares of our Class A common stock and will convert shares of Class D common stock for shares of our Class A common stock, in each case on a one-for-one basis. Upon the completion of the exchange of LLC Interests and the conversion of shares of Class D common stock, the associated shares of Class C common stock and Class D common stock will be cancelled.
Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CWAN.” The last reported closing sale price of our Class A common stock on the NYSE was $21.31 per share on November 30, 2023.

Investing in our shares of Class A common stock involves a number of risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of the factors you should carefully consider before deciding to purchase our Class A common stock.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The underwriter has agreed to purchase shares of our Class A common stock from the selling stockholders at a price equal to $19.75 per share, which will result in $335,750,000 of proceeds to the selling stockholders, before expenses. The underwriter may offer our Class A common stock purchased from the selling stockholders from time to time in one or more transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting” for a description of compensation payable to the underwriter.
The underwriter expects to deliver the shares to the investors against payment therefor on or about December 5, 2023 through the book-entry facilities of The Depository Trust Company.

J.P. Morgan
The date of this prospectus supplement is November 30, 2023

TABLE OF CONTENTS
Prospectus supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not be applicable to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information.” These documents contain important information about us, our Class A common stock and other information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.
We, the selling stockholders and the underwriter have not authorized any other person to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us. We, the selling stockholders and the underwriter take no responsibility for and can provide no assurance as to the reliability of, any information that others may give you. This prospectus supplement is an offer to sell only the shares of Class A common stock offered hereby and only under the circumstances and in the jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated herein or therein by reference is accurate as of any date other than their respective dates. Our business, financial condition and results of operations may have changed since those dates.
As used in this prospectus supplement, unless the context otherwise indicates:
•“Clearwater,” “Company,” “we,” “us,” “our” and similar references refer to Clearwater Analytics Holdings, Inc. and its subsidiaries;
•“Continuing Equity Owners” refers collectively to direct or indirect holders of LLC Interests and/or our Class B common stock, Class C common stock and/or Class D common stock, including the Principal Equity Owners and certain of our directors and officers and their respective Permitted Transferees;
•“LLC Agreement” refers to CWAN Holdings, LLC’s Third Amended and Restated Limited Liability Company Agreement;
•“LLC Interests” refers to the common units of CWAN Holdings, LLC;
•“Other Continuing Equity Owners” refers to Continuing Equity Owners who are not also Principal Equity Owners;
•“Permira” refers to Permira Advisers LLC, one of our largest owners through holdings by its affiliates;
•“Permitted Transferee” refers to, subject to the provisions of the LLC Agreement, (a) with respect to any Principal Equity Owner, any of such Principal Equity Owner’s affiliates and (b) with respect to any Other Continuing Equity Owner, any such Other Continuing Equity Owner’s affiliates or, in the case of individuals, members of their immediate family;
S-ii

•“Principal Equity Owners” refers to Welsh Carson, Warburg Pincus, Permira and their respective affiliates and Permitted Transferees;
•“Registration Rights Agreement” refers to the registration rights agreement dated September 28, 2021, by and among Clearwater and certain holders identified therein;
•“Warburg Pincus” refers to Warburg Pincus LLC, one of our largest owners through holdings by its affiliates; and
•“Welsh Carson” refers to Welsh, Carson, Anderson & Stowe, one of our largest owners through holdings by its affiliates.
Trademarks
This prospectus supplement (or documents we have incorporated by reference) contains references to our trademarks, trade names and service marks, which are protected under applicable intellectual property laws and are our property. This prospectus supplement (or documents we have incorporated by reference) also contains references to trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of any applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
Market and Industry Data
Unless otherwise indicated, information contained in this prospectus supplement (or documents we have incorporated by reference) concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts, subscription-based publications and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable, but we have not independently verified the accuracy of this information. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward- Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
S-iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you and your investment decision. For a more complete understanding of us and this offering, you should read and carefully consider the entire prospectus supplement and the accompanying prospectus, including the more detailed information set forth under “Risk Factors” in this prospectus supplement, the financial statements and related notes and other information that we incorporate by reference herein, including in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, the quarter ended June 30, 2023 and the quarter ended September 30, 2023 (collectively, the “2023 Form 10-Qs”). Some of the statements in this prospectus supplement and the accompanying prospectus are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”
Our Mission
Clearwater aspires to be the world’s most trusted and comprehensive technology platform for investment accounting and analytics. Starting by radically simplifying investment accounting, we intend to use the power of our platform to eventually revolutionize the world of investing.
Overview
Clearwater brings transparency to the opaque world of investment accounting and analytics with what we believe is the industry’s most trusted and innovative single instance, multi-tenant technology platform. Our cloud-native software allows clients to radically simplify their investment accounting operations, enabling them to focus on higher-value business functions such as asset allocation strategy and investment selection. Our platform provides comprehensive accounting, data and advanced analytics as well as highly-configurable reporting for global investment assets daily or on-demand, instead of weekly or monthly. We give our clients confidence that they are making the most informed decisions about investment performance, regulatory compliance and risk.
We provide investment accounting and reporting, performance measurement, compliance monitoring and risk analytics solutions for asset managers, insurance companies and large corporations. Every day, Clearwater’s powerful platform aggregates and normalizes data on over $6.4 trillion of global invested assets for over 1,200 clients. We bring modern software to an industry that has long been dominated by difficult-to-use, high cost legacy technologies and processes, which often lack data integrity and traceability, and often require significant manual intervention. The strength of our platform is demonstrated by our approximately 80% win rate for new clients over the prior four years in deals that reached the proposal stage.
The markets we serve are highly complex and changing rapidly. All asset owners and asset managers need timely, accurate and comprehensive information about their investment portfolios in order to effectively make capital allocation decisions, manage risk, measure performance, comply with regulations and communicate to various stakeholders internally and externally. This requires organizations to have a comprehensive, global view of their investment portfolio. A partial view of one asset class or one reporting regime is ineffective: delivering analysis on 95% of the portfolio is inadequate because, more often than not, the opaque final 5% of the portfolio creates disproportionate risk. A single client can invest in over 60 different asset classes, hold assets in over 40 different currencies, be governed by more than 10 accounting regimes and hold positions representing thousands of individual tax lots. These clients often have separate accounting, reporting, performance, compliance and risk management products for each asset class and each country. Furthermore, clients frequently require large teams of people to manually review, compare and enter data, correct errors and build custom reports across multiple disparate systems and spreadsheets. Our platform provides our clients with a single consolidated and transparent view of investment data and analytics.
We believe that client demand for Clearwater’s offering continues to grow not only in the United States, but also in financial centers around the world. Prior to 2008, institutions often invested in a narrower range of asset classes for which legacy solutions may have been able to provide adequate accounting, performance measurement, compliance monitoring and risk analytics. Over the past decade, however, clients’ needs have grown meaningfully as a result of industry-wide trends such as:
•globalization;
•increased regulatory requirements and complexity;
•higher investment allocations in alternative assets (such as private equity, hedge funds, and derivatives and structured services);
•greater demand for timely risk management and transparency given economic, interest rate and geopolitical volatility; and
•pressure to increase speed and accuracy while reducing cost.
Clients no longer find it sufficient to review investment portfolios on a quarterly, monthly or even weekly basis. Their aged patchworks of on-premises software applications with multiple data warehouses and significant manual intervention expose them to time delays, a lack of data integrity and traceability, and a significant increase in errors, cost and ultimately risk. For many clients, this has become increasingly untenable.
We allow our clients to replace legacy systems with modern cloud-native software. Our platform helps clients reduce cost, time, errors and risk and allows them to reallocate resources to other value-creating activities. Our software aggregates, reconciles and validates data from more than 2,800 daily data feeds and more than four million securities that have been modeled across multiple currencies, asset classes and countries. This cleansed and validated data runs through our proprietary accounting, performance, compliance and risk solutions to provide clients with powerful analytics and daily or on-demand configurable reporting. We offer multi-asset class, multi-basis, multi-currency accounting and analytics that provide clients with a comprehensive view of their holdings and related performance. This allows our clients to make better, more timely decisions about their investment portfolios.
Clearwater benefits from powerful network effects. With our single instance, multi-tenant architecture, every client, whether new or existing, enriches our global data set by making it more complete and accurate. Our software continually sources, ingests, models, reconciles and validates the terms, conditions and features of every investment security held by all of our clients. This continuous process helps to create a single repository of comprehensive, accurate investment data (often referred to within the industry as a “Golden Copy” of data) that benefits all our clients to the extent they otherwise have rights to the data. Through this continuous process, we are able to identify and adjudicate data discrepancies that otherwise could introduce error and risk into our clients’ investment portfolios. We believe that a meaningful competitive advantage of this network effect is that we are increasingly seen as the best and most accurate source of investment accounting data and analytics in the industry.
Our team members are passionate about client success. We strive to be an extension of our clients’ own teams by providing responsive, consistent and effective support. Our clients have direct access to a dedicated client service team, a specialized group of experts devoted to ensuring data is as accurate and current as possible and resolving any challenges our clients may encounter utilizing our platform. We take pride in our extremely high client satisfaction rating with a NPS of 60+, in contrast with competitors who typically score much lower. We have enjoyed consistent gross revenue retention rates of 98% in 18 of the past 19 quarters, which we believe is a testament to the strength of our offering, our ability to deliver operational efficiency for our clients and our focus on providing exceptional client service. We are able to deliver this service to our clients by attracting, retaining and engaging an outstanding team.
We have a 100% recurring revenue model, excluding revenue from professional services and license related revenue from the JUMP acquisition. We charge our clients a fee that is primarily based on the amount of assets they manage on our platform, subject to contracted minimums. A majority of the assets on our platform are high-grade fixed income assets, leading to very low levels of volatility and highly predictable revenue streams. In 2022, we transitioned our contracting structure to a framework we describe as Base+ for all new clients. A Base+ contract framework includes a base fee for a prospective or existing client’s book of business plus an incremental fee for increases in assets on the platform. This structure is designed to limit the downside volatility in our asset-based fees. We also began to amend contracts with our existing clients to either modify the structure of such contracts from a pure asset-based fee to this Base+ model or to increase the basis point price. The Base+ model includes annual increases in the base fee and enables us to charge additional fees for supplemental services provided for certain alternative asset classes (e.g., LPx) or additional products (e.g. Prism, Performance Plus, JUMP) should the client choose to utilize those services.
Corporate Information
Clearwater Analytics Holdings, Inc. was incorporated as a Delaware corporation on May 18, 2021. Our principal executive offices are located at 777 W. Main Street, Suite 900, Boise, ID 83702 and our telephone number is (208) 433-1200. Our principal website address is https://clearwater-analytics.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

THE OFFERING

Issuer	Clearwater Analytics Holdings, Inc.

Class A common stock offered by the selling stockholders	17,000,000 shares.

Prior to the consummation of this offering, the selling stockholders will exchange LLC Interests (together with an equal number of shares of Class C common stock) for shares of our Class A common stock and will convert shares of Class D common stock for shares of our Class A common stock, in each case on a one-for-one basis. Upon the completion of the exchange of LLC Interests and the conversion of shares of Class D common stock, the associated shares of Class C common stock and Class D common stock will be cancelled.

Shares of Class A Common Stock to Be Outstanding Immediately After This Offering
127,173,392 shares, representing approximately 9.9% of the combined voting power of all of Clearwater Analytics Holdings, Inc.’s common stock, 60.5% of the economic interest in Clearwater Analytics Holdings, Inc. and 52.3% of the indirect economic interest in CWAN Holdings, LLC.

Shares of Class B Common Stock to Be Outstanding Immediately After This Offering
131,352 shares, representing approximately 0.01% of the combined voting power of all of Clearwater Analytics Holdings, Inc.’s common stock and no economic interest in Clearwater Analytics Holdings, Inc.

Shares of Class C Common Stock to Be Outstanding Immediately After This Offering
32,684,156 shares, representing approximately 25.5% of the combined voting power of all of Clearwater Analytics Holdings, Inc.’s common stock and no economic interest in Clearwater Analytics Holdings, Inc.

Shares of Class D Common Stock to Be Outstanding Immediately After This Offering
82,961,477 shares, representing approximately 64.6% of the combined voting power of all of Clearwater Analytics Holdings, Inc.’s common stock, 39.5% of the economic interest in Clearwater Analytics Holdings, Inc. and 34.1% of the indirect economic interest in CWAN Holdings, LLC.

LLC Interests to Be Held by the Principal Equity Owners, Including the Selling Stockholders, Immediately After This Offering	32,684,156 LLC Interests, representing approximately 13.5% of the economic interest in CWAN Holdings, LLC.

Ratio of Shares of Class A Common Stock and Class D Common Stock to LLC Interests	Our amended and restated certificate of incorporation (our “Certificate of Incorporation”) and the LLC Agreement require that we and CWAN Holdings, LLC at all times maintain a one-to-one ratio between the number of shares of Class A common stock and shares of Class D common stock issued by us and the number of LLC Interests owned by us, except as otherwise determined by us.

Ratio of Shares of Class C Common Stock to LLC Interests	Our Certificate of Incorporation and the LLC Agreement require that we and CWAN Holdings, LLC at all times maintain a one-to-one ratio between the number of shares of Class C common stock owned by the Other Continuing Equity Owners and the Principal Equity Owners, respectively, and their respective permitted transferees, and the number of LLC Interests owned by such Continuing Equity Owners and Principal Equity Owners, respectively, and their respective permitted transferees, except as otherwise determined by us.

Use of Proceeds	We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders. See “Use of Proceeds.”

Risk Factors
See “Risk Factors” beginning on page S-6 of this prospectus supplement and other risk factors included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors that you should read and consider before investing in our securities.

NYSE Listing Symbol	“CWAN.”
Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus supplement is based on the number of shares of Class A common stock outstanding as of November 30, 2023 and:
•assumes a public offering price of our Class A common stock of $19.75 per share;
•excludes 13,425,117 shares of Class A common stock issuable upon the exercise of outstanding options as of November 30, 2023, at a weighted average exercise price of $8.26 per share, under our 2021 omnibus incentive plan (the “2021 Plan”);
•excludes 13,720,305 shares of Class A common stock issuable upon the vesting of restricted stock units outstanding as of November 30, 2023 that vest each year until November 1, 2027, under our 2021 Plan;
•does not reflect the issuance of up to 33,948,984 shares of Class A common stock that are reserved for future grants or sale under the 2021 Plan; and
•does not reflect the issuance of up to 7,552,185 shares of Class A common stock reserved for future sale under our 2021 Employee Stock Purchase Plan.

RISK FACTORS
Investing in our Class A common stock involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement or incorporated by reference into this prospectus supplement and the accompanying prospectus, before you decide to purchase shares of our Class A common stock. If any of the following risks occur, it could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our Class A common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus supplement and the accompanying prospectus, including statements in the following risk factors, or in documents we have incorporated by reference, including statements in the section titled “Risk Factors” included in our 2022 Form 10-K and our 2023 Form 10-Qs, each of which is incorporated by reference in this prospectus, constitute forward-looking statements. See the section of this prospectus supplement captioned “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to this Offering and Ownership of Our Class A Common Stock
The Principal Equity Owners continue to have significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.
Following this offering, the Principal Equity Owners will beneficially own 90.1% of the combined voting power of all of our outstanding common stock. As long as the Principal Equity Owners collectively own or control at least a majority of our outstanding voting power, they will have the ability to exercise substantial control and significant influence over our management and affairs and all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. The concentration of voting power limits your ability to influence corporate matters, and as a result, we may take actions that you do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.
In addition, following this offering, the Principal Equity Owners will beneficially own 13.5% of the economic interest in CWAN Holdings, LLC. Because they hold a substantial portion of their ownership interests in our business through CWAN Holdings, LLC, the Principal Equity Owners may have conflicting interests with holders of our Class A common stock. For example, they may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, and whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement (as defined in the 2022 Form 10-K). In addition, the structuring of future transactions may take into consideration these existing unitholders’ tax considerations even where no similar benefit would accrue to us.
We are classified as a “controlled company,” and as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
The Principal Equity Owners control a majority of our voting power. As a result, we are a “controlled company” within the meaning of the applicable stock exchange corporate governance standards. Under the rules of NYSE, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain stock exchange corporate governance requirements, including:
•that a majority of our board of directors consist of independent directors;
•that nominating and corporate governance matters be decided solely by independent directors; and
•that employee and officer compensation matters be decided solely by independent directors

We utilize these exemptions. As a result, we may not have a majority of independent directors, and our nominating and corporate governance and compensation functions may not be decided solely by independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the stock exchange corporate governance requirements.
We cannot assure you that the price of our Class A common stock will not decline or not be subject to significant volatility after this offering.
The market price of our Class A common stock could be subject to significant fluctuations after this offering. The price of our Class A common stock may change in response to fluctuations in our results of operations in future periods and also may change in response to other factors, including factors specific to companies in our industry, many of which are beyond our control. As a result, our stock price may experience significant volatility and may not necessarily reflect our performance. Among other factors that could affect our stock price are:
•changes in laws or regulations applicable to our industry or offerings;
•speculation about our business in the press or the investment community;
•price and volume fluctuations in the overall stock market;
•volatility in the market price and trading volume of companies in our industry or companies that investors consider comparable;
•stock price and volume fluctuations attributable to inconsistent trading levels of our shares;
•our ability to protect our intellectual property and other proprietary rights and to operate our business without infringing, misappropriating or otherwise violating the intellectual property and other proprietary rights of others;
•sales of our Class A common stock by us or our significant stockholders, officers and directors, and the expiration of contractual lock-up agreements in connection therewith;
•redemptions and exchanges by certain of the Continuing Equity Owners of their LLC Interests into shares of Class A common stock;
•the sustainability of an active trading market for our Class A common stock;
•success of competitive products or services;
•the public’s response to press releases or other public announcements by us or others, including our filings with the SEC, announcements relating to litigation or significant changes to our key personnel;
•the effectiveness of our internal controls over financial reporting;
•changes in our capital structure, such as future issuances of debt or equity securities;
•our entry into new markets;
•tax developments in the United States, Europe or other markets;
•strategic actions by us or our competitors, such as acquisitions or restructurings; and
•changes in accounting principles.
Further, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. In addition, the stock prices of many technology companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may cause the market price of our Class A common stock to decline.
You may not be able to resell any of your shares of our Class A common stock at or above the public offering price. If the market price of our Class A common stock after this offering does not exceed the public offering price, you may not realize any return on your investment and may lose some or all of your investment.
As an emerging growth company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), we may utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our Class A common stock less attractive to investors.
We are currently an emerging growth company, and for as long as we continue to be an emerging growth company, we intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute compensation not previously approved. We have in our prior filings with the SEC utilized, and we may in future filings with the SEC continue to utilize, the modified disclosure requirements available to emerging growth companies. As a result, our stockholders may not have access to certain information they may deem important.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to not “opt out” of this exemption from complying with new or revised accounting standards, and therefore, we are permitted to adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and are permitted to do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.
We could remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) December 31, 2026; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC. We expect that based on our public float as of June 30, 2023, that we will no longer be an emerging growth company as of December 31, 2023.
Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management.
Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our Class A common stock by discouraging, delaying or preventing a change of control of our Company or changes in our management that the stockholders of our Company may believe advantageous. These include provisions that:
•provide for a multi-class common stock structure in which each share of our Class C common stock and each share of our Class D common stock entitles its holder to ten votes per share on all matters presented to our stockholders generally;
•authorize “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;
•provide for a classified board of directors with staggered three-year terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;
•preclude cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•limit the ability of stockholders to call a special stockholder meeting;
•prohibit stockholders from acting by written consent from and after the date on which Welsh Carson, Warburg Pincus and Permira and their affiliates, collectively or singly, cease to beneficially own shares of our common stock representing at least 50% of the voting power of our common stock (the “Trigger Event”);
•establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;
•require that, from and after the Trigger Event, the removal of directors can only be for cause and only upon the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of the Company entitled to vote thereon;
•provide that our board of directors is expressly authorized to amend, alter, rescind or repeal our bylaws; and
•provide that, from and after the Trigger Event, the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our common stock is required to amend provisions of our certificate of incorporation relating to the management of our business, our board of directors, stockholder action by written consent, calling special meetings of stockholders, competition and corporate opportunities, Section 203 of the Delaware General Corporation Law (the “DGCL”), forum selection and the liability of our directors, or to amend, alter, rescind or repeal our bylaws.
Our certificate of incorporation also provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws; any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; any action asserting a claim against us that is governed by the internal affairs doctrine; or any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.
Alternatively, if a court finds the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternate forum, the federal district court for the District of Delaware will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We note that there is uncertainty as to whether a court would enforce the choice of forum provision with respect to claims under the federal securities laws, and that investors cannot waive compliance with the Securities Act and the rules and regulations thereunder.

We do not intend to pay any cash distributions or dividends on our Class A common stock in the foreseeable future.
We currently do not anticipate paying any cash dividends on our Class A common stock for the foreseeable future. Instead, we anticipate that all of our available funds and earnings in the foreseeable future will be used to repay indebtedness, for working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our and our subsidiaries’ current and future debt instruments, our future earnings, capital requirements, financial condition and prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits. Holders of our Class B common stock and Class C common stock are not entitled to participate in any dividends declared by our board of directors. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from CWAN Holdings, LLC and, through CWAN Holdings, LLC, cash distributions and dividends from our other direct and indirect subsidiaries. See “Dividend Policy.”
Future sales of our Class A common stock, or the perception that such sales may occur, could depress our Class A common stock price.
We have filed with the SEC a shelf registration statement on Form S-3, registering shares of our Class A common stock to be issued and sold by us from time to time in the future, and shares of our Class A common stock held or to be held by certain of our stockholders. Sales of a substantial number of shares of our Class A common stock in the public market, or the perception that such sales may occur, could depress the market price of our Class A common stock. Issuing additional shares of our Class A common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A common stock or both. Issuing additional shares of our Class B common stock and Class C common stock, as applicable, when issued with corresponding LLC Interests, may also dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A common stock or both. Additionally, further issuances of our Class D common stock, which is convertible into shares of our Class A common stock, may also dilute the economic and voting rights of our existing stockholders.
Our certificate of incorporation authorizes us to issue up to 1,500,000,000 shares of Class A common stock and we have also reserved certain shares of Class A common stock for issuance upon the exchange of outstanding LLC Interests, together with an equal number of shares of Class B common stock or Class C common stock, as the case may be, and the conversion of outstanding shares of Class D common stock into shares of Class A common stock. Shares of our common stock held by our affiliates will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act.
Following our IPO, we filed a registration statement registering under the Securities Act the shares of Class A common stock reserved for issuance under the 2021 Plan. Sales of our Class A common stock pursuant to that registration statement may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our Class A common stock.
Our executive officers, our directors, the selling stockholders and our other Principal Equity Owners subject to our registration rights agreement have agreed not to offer, sell, dispose of or hedge any shares of our Class A common stock or any options to purchase any shares of our Class A common stock, or securities convertible into, exchangeable for, or that represent the right to receive, shares of our Class A common stock, subject to specified limited exceptions, during the period ending 30 days after the date of this prospectus supplement without the prior written consent of J.P. Morgan Securities LLC. Subject to the restrictions contained in these agreements, we and our stockholders may in the future sell additional shares of our Class A common stock. In addition, after the expiration of the 30-day lock-up period, the shares of Class A common stock issuable upon exchange of LLC Interests will be eligible for resale from time to time, subject to certain contractual and Securities Act restrictions.

An aggregate of approximately 28.9 million shares of our Class D common stock that are beneficially owned by affiliates of Warburg Pincus are pledged to secure obligations of affiliates of Warburg Pincus under a loan agreement. In the case of nonpayment at maturity or another event of default (including but not limited to the borrower’s inability to satisfy certain mandatory prepayments which are triggered off the value of such shares), the lender or its assignee may exercise its rights under the applicable loan agreements to foreclose on and sell shares pledged to cover the amount due under the loan. Any transfers or sales of such pledged shares may cause the price of our Class A common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and documents we have incorporated by reference herein contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections captioned “Prospectus Supplement Summary” and “Risk Factors” in this prospectus supplement and the accompanying prospectus and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in our 2022 Form 10-K and our 2023 Form 10-Qs, which are incorporated by reference in this prospectus supplement. Forward looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements in this prospectus supplement. You should read this prospectus supplement with the understanding that our actual future results may be materially different from what we expect.
Factors that could cause or contribute to such differences include, but are not limited to factors discussed in the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and our 2023 Form 10-Qs, as amended, revised or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which have been or will be incorporated by reference in this prospectus.
Forward-looking statements speak only as of the date of this prospectus supplement or, as of the date given if provided in another filing with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward- looking statements, even if new information becomes available in the future. Some of the key factors that could cause actual results to differ from our expectations include the following:
•we operate in a highly competitive industry, with many companies competing for business from insurance companies, asset managers, corporations and government entities on the basis of a number of factors, including the quality and breadth of solutions and services provided, ability to innovate, reputation and the prices of services, and this competition could hurt our financial performance;
•we are dependent on fees based on the value of the assets on our platform for the vast majority of our revenues, and to the extent market volatility, a downturn in economic conditions or other factors cause negative trends or fluctuations in the value of the assets on our platform, our fee-based revenue and earnings may decline;
•because some of our sales efforts are targeted at large financial institutions, corporations and government entities, we face prolonged sales cycles, substantial upfront sales costs and less predictability in completing some of our sales. If our sales cycle lengthens, or if our upfront sales investments do not result in sufficient revenue, our results of operations may be harmed;
•we have experienced considerable revenue growth over the past several years, which may be difficult to sustain, and we depend on attracting and retaining top talent to continue growing and operating our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, we may not be able to maintain or manage our growth, which could have a material adverse effect on our business, financial condition or results of operations;
•if our investment accounting and reporting solutions, regulatory reporting solutions or risk management or performance analytics solutions fail to perform properly due to undetected errors or similar problems, our business, financial condition, reputation or results of operations could be materially adversely affected;

•our business relies heavily on computer equipment, cloud-based services, electronic delivery systems, networks and telecommunications systems and infrastructure, the Internet and the information technology systems of third parties. Any failures or disruptions in any of the foregoing could result in reduced revenues, increased costs and the loss of clients and could harm our business, financial condition, reputation and results of operations;
•our failure to successfully integrate acquisitions, including the JUMP acquisition, could strain our resources. In addition, there are significant risks associated with growth through acquisitions, which may materially adversely affect our business, financial condition or results of operations;
•if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed;
•if our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our competitive position may be harmed;
•we may need to defend ourselves against third-party claims that we are infringing, misappropriating or otherwise violating others’ intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate;
•the Principal Equity Owners (as defined below) will continue to have significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote;
•we are classified as a “controlled company,” and as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements. In addition, the Principal Equity Owners’ interests may conflict with our interests and the interests of other stockholders;
•provisions in our certificate of incorporation and bylaws, may have the effect of delaying or preventing a change of control or changes in our management; and
•if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our Class A common stock in this offering by the selling stockholders. The selling stockholders will bear the underwriting discount attributable to their sale of our Class A common stock, and we will bear the remaining expenses. For more information about the selling stockholders, see “Selling Stockholders.”

DIVIDEND POLICY
We currently do not anticipate paying any cash dividends on our Class A common stock or Class D common stock after this offering or for the foreseeable future. Instead, we anticipate that all of our available funds and earnings in the foreseeable future will be used to repay indebtedness, for working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our and our subsidiaries’ current and future debt instruments, future earnings, capital requirements, financial condition and prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits. Holders of our Class B common stock and Class C common stock are not entitled to participate in any dividends declared by our board of directors. See “Description of Capital Stock” and “Risk Factors—Risks Related to This Offering and Our Class A Common Stock—We do not intend to pay any cash distributions or dividends on our Class A common stock in the foreseeable future.” Accordingly, you may need to sell your shares of our Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.
We are a holding company and our principal assets are LLC Interests. Our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from CWAN Holdings, LLC and, through CWAN Holdings, LLC, cash distributions and dividends from our other direct and indirect subsidiaries. If we decide to pay a dividend in the future, we would need to cause CWAN Holdings, LLC to make distributions to us in an amount sufficient to cover such dividend. If CWAN Holdings, LLC makes such distributions to us, the other holders of LLC Interests will be entitled to receive pro rata distributions. See “Risk Factors—Organizational Structure Risks—We are a holding company and our principal asset is our interest in CWAN Holdings and, accordingly, we depend on distributions from CWAN Holdings to pay our taxes and expenses, including payments under the Tax Receivable Agreement and the TRA Bonus Agreements. CWAN Holdings’ ability to make such distributions may be subject to various limitations and restrictions” in our 2022 Form 10-K.

SELLING STOCKHOLDERS
The following table sets forth information as of November 30, 2023 with respect to the beneficial ownership of our common stock by each of the selling stockholders. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Applicable percentage of beneficial ownership before this offering is based on 110,235,093 shares of Class A common stock, 131,352 shares of Class B common stock, 35,742,674 shares of Class C common stock and 96,841,258 shares of Class D common stock issued and outstanding as of November 30, 2023. Applicable percentage of beneficial ownership after this offering assumes the sale of 17,000,000 shares of Class A common stock by the selling stockholders.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.
Pursuant to the Registration Rights Agreement, the Company will pay the out-of-pocket expenses incurred by the selling stockholders in connection with this offering, subject to certain exceptions.

	Beneficial Ownership Before this Offering								Class A Common Stock to be Sold in this Offering	Beneficial Ownership After this Offering								Combined Voting Powers After Giving Effect to this Offering(3)
	Class A Common Stock		Class B Common Stock		Class C Common Stock(1)(2)		Class D Common Stock(1)(2)			Class A Common Stock		Class B Common Stock		Class C Common Stock(1)(2)		Class D Common Stock(1)(2)
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Shares	%	Shares	Shares	%	Shares	%	Shares	%	Shares	%	%
Entities affiliated with Welsh Carson(4)	—	—	—	—	35,742,674	100.0%	39,077,516	40.4%	9,558,675(5)	—	—	—	—	32,684,156	100.0%	32,577,359	39.3%	50.8%
Entities affiliated with or related to Permira(6)	482,965	*	—	—	—	—	28,881,871	29.8%	3,751,513(7)	421,264	*	—	—	—	—	25,192,059	30.4%	19.7%
Entities affiliated with Warburg Pincus(8)	—	—	—	—	—	—	28,881,871	29.8%	3,689,8129)	—	—	—	—	—	—	25,192,059	30.4%	19.6%
__________________
*Represents beneficial ownership of less than 1%.
(1)Pursuant to the LLC Agreement, Class C common stock (together with an equal number of LLC Interests) are exchangeable by the selling stockholders for an equal number of Class A common stock on a one-for-one basis from time to time. Beneficial ownership of shares of Class C common reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such shares, paired with equal number of LLC Interests, may be exchanged. Class D common stock may be exchanged at any time, at the option of the holder, on a one-for-one basis for newly issued shares of Class A common stock. Beneficial ownership of shares of Class D common stock reflected in this table has also not been reflected as beneficial ownership of shares of our Class A common stock for which such shares may be converted.
(2)Each holder of Class C common stock and Class D common stock is entitled to ten votes per share and each holder of Class A common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock and Class D common stock.
(3)Percentage of voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock voting together as a single class (subject to class-specific weightings) and as calculated on a fully diluted basis.

(4)Includes 8,772,021 shares of Class C common stock (and associated units of LLC Interests) held by WCAS XII Carbon Analytics Acquisition, L.P., 24,572,711 shares of Class C common stock (and associated units of LLC Interests) held by WCAS XIII Carbon Analytics Acquisition, L.P., 1,614,949 shares of Class C common stock (and associated units of LLC Interests) held by WCAS GP CW LLC, 6,250,332 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII, L.P., 2,699,149 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII Delaware, L.P., 391,691 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., 2,714,748 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII Cayman, L.P., 6,075,909 shares of Class D common stock held by WCAS XII Carbon Investors, L.P., 19,838,373 shares of Class D common stock held by WCAS XIII Carbon Investors, L.P., 782,063 shares of Class C common stock (and associated units of LLC Interests) and 605,881 shares of Class D common stock held by WCAS XII Associates LLC and 930 shares of Class C common stock (and associated units of LLC Interests) and 501,433 shares of Class D common stock held by WCAS XII Associates Cayman, L.P. (the foregoing entities, the “WCAS Entities”). The general partner of Welsh, Carson, Anderson & Stowe XII Delaware, L.P. and Welsh, Carson, Anderson & Stowe XII Cayman, L.P. is WCAS XII Associates Cayman, L.P. The general partner of WCAS XII Carbon Analytics Acquisition, L.P., Welsh, Carson, Anderson & Stowe XII, L.P., WCAS XII Associates Cayman, L.P. and Welsh, Carson, Anderson & Stowe XII Delaware II, L.P. is WCAS XII Associates LLC. The general partner of WCAS XIII Carbon Analytics Acquisition, L.P. and the managing member of WCAS GP CW LLC is WCAS XIII Associates LLC. Investment and voting decisions with respect to the shares held by the WCAS Entities are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares. The address of the foregoing persons is c/o Welsh, Carson, Anderson & Stowe, 599 Lexington Avenue, 18th Floor, New York, New York 10022.
(5)Prior to the consummation of this offering, we will issue 9,558,675 shares of Class A common stock to entities affiliated with Welsh Carson (i) in exchange for 3,058,518 LLC Interests and associated shares of Class C common stock and (ii) in connection with the conversion of 6,500,157 shares of Class D common stock, all of which shares of Class A common stock will be sold in this offering.
(6)Includes (A) 21,026 shares of Class A common stock held of record by PILI 2 Portfolio S.à r.l. and 461,939 shares of Class A common stock held of record by PILI 2 Portfolio SCSp (together with PILI 2 Portfolio S.à r.l., the “PILI Entities”) and (B) 28,881,871 shares of Class D common stock held of record by Galibier Purchaser, LLC. Galibier Purchaser, LLC and the PILI Entities are separately managed entities that may be deemed to be affiliated with Permira Advisers LLC. Galibier Holdings, LP is the sole member of Galibier Purchaser, LLC. Galibier Holdings, LP is the sole member of Galibier Purchaser, LLC. Galibier Holdings GP, LLC, is the general partner of Galibier Holdings, LP. Gali SCSp is the sole member of Galibier Holdings GP, LLC. Permira VII GP S.a r.l. is the general Partner of Gali SCSp. The address for each of Galibier Purchaser, LLC; Galibier Holdings, LP; and Galibier Holdings GP, LLC is 320 Park Avenue, 28th Floor, New York, New York 10022, USA. The address for each of Gali SCSp and Permira VII GP S.a r.l. is 488, route de Longwy, Luxembourg. The address for each of the PILI Entities is PO Box 503, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 6DJ.
(7)Prior to the consummation of this offering, we will issue 3,689,812 shares of Class A common stock to Galibier Purchaser, LLC in connection with the conversion of 3,689,812 shares of Class D common stock, all of which shares of Class A common stock will be sold in this offering.
(8)Includes 28,881,871 shares of Class D common stock held by WP CA Holdco, L.P. (“WP Holdco”). The general partner of WP Holdco is WP CA Holdco GP, LLC (“WP Holdco GP”). The managing members of WP Holdco GP are Warburg Pincus (Callisto) Global Growth (Cayman), L.P. (“WP Callisto”) and Warburg Pincus Financial Sector (Cayman), L.P. (“WP FS” and together with WP Callisto, the “Holdco GP Managers”). Warburg Pincus LLC (“WP LLC”) is the manager of the Holdco GP Managers. Warburg Pincus (Cayman) Global Growth GP, L.P. (“WP GG Cayman GP”) is the general partner of WP Callisto. Warburg Pincus (Cayman) Financial Sector GP, L.P. (“WP FS Cayman GP”) is the general partner of WP FS. Warburg Pincus (Cayman) Global Growth GP LLC (“WP GG Cayman GP LLC”) is the general partner of WP GG Cayman GP. Warburg Pincus (Cayman) Financial Sector GP LLC (“WP FS Cayman GP LLC”) is the general partner of WP FS Cayman GP. Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman”) is the managing member of each of WP GG Cayman GP LLC and WP FS Cayman GP LLC. Warburg Pincus Partners II Holdings (Cayman), L.P. (“WPP II Holdings Cayman”) is a limited partner of WPP II Cayman. WPP II Administrative (Cayman), LLC (“WPP II Administrative”) is the general partner of WPP II Holdings Cayman. Warburg Pincus (Bermuda) Private Equity GP Ltd. is the general partner of WPP II Cayman and the managing member of WPP II Administrative. Investment and voting decisions with respect to the issuer’s shares held by WP Holdco are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Issuer’s shares. The address of the foregoing persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(9)Prior to the consummation of this offering, we will issue 3,689,812 shares of Class A common stock to WP CA Holdco, L.P. in connection with the conversion of 3,689,812 shares of Class D common stock, all of which shares of Class A common stock will be sold in this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock, but does not purport to be a complete analysis of all potential tax considerations relating thereto. The effects of other U.S. federal tax laws, such as estate tax laws, gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders who hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the U.S.;
•persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies and other financial institutions;
•real estate investment trusts or regulated investment companies;
•brokers, dealers or traders in securities, commodities or currencies;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);
•persons that are subject to the “applicable financial statement” rules under Section 451(b) of the Code;
•“qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code) and entities, all of the interests of which are held by qualified foreign pension funds; and
•tax-qualified retirement plans.
If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our Class A common stock.
INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS THE TAX CONSIDERATIONS RELATED TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSIDERATIONS RELATED TO THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE APPLICABLE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING AUTHORITY OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “United States person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A United States person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the U.S.;
•a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S., any state thereof, or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of all substantial decisions of the trust is by one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a nontaxable return of capital up to (and will reduce, but not below zero) a Non-U.S. Holder’s adjusted tax basis in its Class A common stock. Any excess amounts generally will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, backup withholding, and the Foreign Account Tax Compliance Act, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes to us or the applicable withholding agent prior to the payment of dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying under penalty of perjury that such Non-U.S. Holder is not a “United States person” as defined in the Code and qualifies for a reduced treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S.
Any such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition and certain other requirements are met; or
•our Class A common stock constitutes a U.S. real property interest (a “USRPI”), by reason of our status as a U.S. real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes at any time within the shorter of (1) the five-year period preceding the Non-U.S. Holder’s disposition of our Class A common stock and (2) the Non-U.S. Holder’s holding period for our Class A common stock.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder for that taxable year (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-USRPIs and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market during the calendar year in which the sale or other taxable disposition occurs, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of (1) the five-year period ending on the date of the sale or other taxable disposition or (2) the Non-U.S. Holder’s holding period. If we were to become a USRPHC and our Class A common stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant sale or other taxable disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our Class A common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders are urged to consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of dividends or of proceeds of the sale or other taxable disposition of our Class A common stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such dividend, sale, or other taxable disposition. Proceeds of a sale or other disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the taxing authorities of the country in which the Non-U.S. Holder resides, is established or is organized.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the Non-U.S. Holder timely files the appropriate claim with the IRS and furnishes any required information to the IRS.
Non-U.S. Holders are urged to consult their tax advisors regarding information reporting and backup withholding.
Foreign Account Tax Compliance Act
Subject to the discussion below regarding certain Proposed Regulations (defined below), withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “nonfinancial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or nonfinancial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or nonfinancial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions or branches thereof located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Although FATCA withholding could apply to gross proceeds on the disposition of our Class A common stock, the U.S. Department of the Treasury has released proposed regulations (the “Proposed Regulations”) the preamble to which specifies that taxpayers may rely on them pending finalization. The Proposed Regulations eliminate FATCA withholding on the gross proceeds from a sale or other disposition of our Class A common stock. There can be no assurance that the Proposed Regulations will be finalized in their present form.
Prospective investors are urged to consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING
We, the selling stockholders and J.P. Morgan Securities LLC (the “underwriter”) have entered into an underwriting agreement with respect to the shares of our Class A common stock being offered by the selling stockholders. Subject to certain conditions, the underwriter has agreed to purchase an aggregate of 17,000,000 shares of our Class A common stock from the selling stockholders.
The underwriter is committed to take and pay for all of the shares of our Class A common stock being offered by the selling stockholders, if any are taken.
The underwriter proposes to offer the Class A common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to its right to reject any order in whole or in part. In connection with the sale of the Class A common stock, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling the Class A common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of the Class A common stock for whom they may act as an agent or to whom they may sell as principal. The difference between the price at which the underwriter purchases the Class A common stock and the price at which the underwriter resells such shares may be deemed underwriting compensation.
We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $300,000. The selling stockholders will bear the underwriting discounts and commissions attributable to their sale of shares of our Class A common stock and we will bear the remaining expenses, subject to certain exceptions. We have also agreed to reimburse the underwriter for up to $25,000 for certain of its out-of-pocket expenses incurred in connection with this offering.
We and our executive officers, our directors, the selling stockholders and our other Principal Equity owners subject to our registration rights agreement have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the underwriter.
The restrictions set forth above applicable to our executive officers and directors and the holders of substantially all of our common stock are subject to specified exceptions, including the following:
(a)transfers (i) as a bona fide gift or gifts or as charitable contributions (provided that, subject to certain exceptions applicable to one holder of our common stock, the donee or donees thereof agree to be bound in writing by the lock-up restrictions and provided further that any such transaction shall not involve a disposition for value), (ii) to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party (provided that the trustee of the trust agrees to be bound in writing by the lock-up restrictions, and provided further that any such transaction shall not involve a disposition for value), or (iii) to any beneficiary of or estate of a beneficiary of the lock-up party pursuant to a trust, will, other testamentary document or intestate succession or applicable laws of descent (provided that the beneficiary or the estate of a beneficiary, as applicable, agrees to be bound in writing by the lock-up restrictions, and provided further that any such transaction shall not involve a disposition for value);
(b)transfers to a partnership, limited liability company, corporation or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all the outstanding equity securities or similar interests, provided that such partnership, limited liability company, corporation or other entity agrees to be bound in writing by the lock-up restrictions, and provided further that any such transaction shall not involve a disposition for value;
(c)transfers by operation of law, such as pursuant to a qualified domestic order of a court (including a divorce settlement, divorce decree or separation agreement) or regulatory agency, provided that the transferee or transferees agree to be bound in writing by the lock-up restrictions, and provided further that any filing under Section 16 of the Exchange Act that is required to be made during the Lock-Up Period as a result of such transfer shall include a statement that (x) such transfer has occurred by operation of law and (y) such transferee or transferees agree to be bound in writing by the restrictions set forth herein;
(d)transfers in transactions relating to shares of Class A common stock acquired in this offering (if the lock-up party is not one of our officers or directors) or in market transactions after the completion of this offering;
(e)transfers by (i) the exercise of stock options solely with cash granted pursuant to equity incentive plans described herein, and the receipt from us by the lock-up party of shares of our common stock upon such exercise, (ii) transfers of shares of our common stock to us upon the “net” or “cashless” exercise of stock options or other equity awards granted pursuant to equity incentive plans described herein, (iii) transfers of shares of common stock to us for the primary purpose of satisfying any tax or other governmental withholding obligation with respect to any award of equity-based compensation granted pursuant to equity incentive plans described herein or (iv) forfeitures of shares of common stock to us to satisfy tax withholding requirements of the lock-up party or the Company upon the vesting, during the Lock-up Period, of equity based awards granted under equity incentive plans or pursuant to other stock purchase arrangements, in each case described herein, provided that, in each case, the underlying shares shall continue to be subject to the restrictions on transfer set forth in the lock-up agreement, and provided further that no filings under Section 16 of the Exchange Act, or other public filing, report or announcement shall be voluntarily made during the Lock-up Period and, if required, any public report or filing under Section 16(a) of the Exchange Act shall indicate in the footnotes the nature of the transaction;
(f)transfer pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our capital stock after the consummation of this offering and approved by our board of directors, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, CWAN Holdings, LLC or any of the Company’s stockholders and their affiliates as of immediately prior to such transaction, shall become, after the closing of the transaction, the beneficial owner of more than 50% of the total voting power of the voting stock of the Company, provided that, in the event that such tender offer, merger, consolidation or other such transaction is not completed, the lock-up party’s shares shall remain subject to the lock-up provisions;
(g)transfer to us in connection with the repurchase by us from the lock-up party of shares of common stock pursuant to a repurchase right arising upon the termination of the lock-up party’s employment with us, provided that such repurchase right is pursuant to contractual agreements with us, and provided further that no filings under Section 16 of the Exchange Act, or other public filing, report or announcement shall be voluntarily made during the Lock-Up Period and, if required, any public report or filing under Section 16(a) of the Exchange Act shall indicate in the footnotes thereto the nature of the transaction;
(h)if the lock-up party is a corporation, partnership, limited liability company or other business entity,
(i)distributions of shares of common stock to limited partners, general partners, members, stockholders or holders of similar interests in the lock-up party (or, in each case, its nominee or custodian) or to any investment fund or other entity controlled or managed by or under common control or common investment management with the lock-up party or (ii) transfers of shares of common stock to affiliates or other entities controlled or managed by the lock-up party or any of its affiliates (other than the Company, CWAN Holdings, LLC or any of their subsidiaries), provided that each distributee and transferee agrees to be bound in writing by the lock-up restrictions, and provided further that any such transaction shall not involve a disposition for value; or
(j)(A) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock (a “Trading Plan”), provided that such Trading Plan does not provide for the transfer of common stock during the Lock-Up Period; and (B) effectuate transactions pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act that is in existence on the date hereof (an “Existing Trading Plan”) and not materially amended or modified (e.g., no amendment or modification to the amount, price or time of sale thereunder) during the Lock-Up Period; provided that (x) such Existing Trading Plan has been disclosed to the representative in writing prior to the execution of the lock-up agreement by the lock-up party, and (y) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of the underlying shares, or other public announcement, shall be made during the Lock-Up Period (other than on a form required to be filed under Section 16(a), in which case such form shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this subpart (B)), provided that, in the case of clause (a)(ii), (a)(iii), (b), (d) and (h) above, no filing under Section 16 of the Exchange Act reporting a reduction in beneficial ownership of shares of our Class A common stock, or other public filing, report or announcement shall be required or shall be voluntarily made in connection with such transfer or distribution during the Lock-Up Period (other than any required Schedule 13G (or 13G/A) or Form 13F (or 13F/A) filing or a filing on Form 5, which shall not be filed on or prior to the date that is 30 days after the date of this prospectus supplement).
The lock-up restrictions described above do not apply to us with respect to certain transactions, including in connection with (1) the issuance of options to purchase our common stock or other equity incentive compensation, in each case pursuant to our equity plans described herein, or under equity plans or similar plans of companies acquired by us in accordance with clause (4) in effect on the date of acquisition; (2) the issuance of our common stock upon the exercise of options, the conversion or exchange of convertible or exchangeable securities (including the exchange of LLC Interests (together with Class C common stock) and the conversion of Class D common stock, in each case into common stock), or the settlement of restricted stock units or other equity-based compensation outstanding on the date hereof, provided that such option, restricted stock unit or other security is disclosed herein; (3) our filing of any registration statement on Form S-8 with the SEC relating to the offering of securities pursuant to the terms of our equity plans described herein; and (4) the issuance of our common stock or securities convertible into our common stock in connection with an acquisition or business combination, strategic investment or any other transaction that includes a bona fide commercial relationship with us or any of our subsidiaries (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements), provided that the aggregate number of shares of our common stock issued pursuant to this clause (4) during the Lock-Up Period shall not exceed 10% of the total number of shares of our common stock issued and outstanding immediately following the completion of this offering.
Our Class A common stock is listed on the NYSE under the symbol “CWAN.”
In connection with the offering, the underwriter may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. The underwriter must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriter in the open market prior to the completion of the offering.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of shares of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
European Economic Area
In relation to each EEA Member State (each a “Relevant Member State”), no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant Member State at any time:
a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the underwriter for any such offer; or
c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an ‘offer to the public’ in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with the underwriter and its affiliates and the Company that:
a)it is a qualified investor within the meaning of the Prospectus Regulation; and
b)in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the underwriter has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.
We, the selling stockholders, the underwriter and its affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriter of such fact in writing may, with the prior consent of the underwriter, be permitted to acquire shares in the offering.
United Kingdom
This prospectus supplement and any other material in relation to the shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the shares will be engaged in only with, the Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or
c)in any other circumstances falling within Section 86 of the FSMA.
provided that no such offer of the shares shall require the Company and/or the underwriter or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Canada
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (the “NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
India
This document has not been and will not be filed as a prospectus or placement document / private placement offer cum application or letter of offer with any regulatory authority in India. Neither this document nor any other offering document or material relating to the offering has been circulated or distributed nor will it be circulated or distributed to the public or any members of the public in India. This document does not constitute an offer to the public in India to subscribe for or otherwise acquire the securities. This document is for the exclusive use of the persons to whom it is delivered and should not be circulated or distributed or forwarded to any other person.
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and certain of its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. The underwriter and certain of its affiliates are our clients.
In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is acting as counsel to the underwriter.
EXPERTS
The consolidated financial statements of Clearwater Analytics Holdings, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Class A common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and therefore do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.
We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus supplement and the accompanying prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at https://www.clearwateranalytics.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of or incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus supplement), unless otherwise indicated therein:
•Our Annual Report on Form 10-K for the year ended December 31, 2022 (our “Annual Report on Form 10-K”) filed with the SEC on March 3, 2023;
•Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 5, 2023, for the quarter ended June 30, 2023 filed with the SEC on August 4, 2023 and for the quarter ended September 30, 2023 filed with the SEC on November 3, 2023;
•Our Current Reports on Form 8-K, filed on March 13, 2023, June 20, 2023, June 22, 2023 and November 9, 2023; and
•The description of our Class  A common stock contained under the caption “Description of Capital Stock” in the prospectus forming a part of our Registration Statement on Form S-1 (Registration No. 333-259155) filed on August 30, 2021, as updated by Exhibit 4.1 to our Annual Report on Form 10-K.
We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of these documents that are “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus supplement) after the date of this prospectus supplement and prior to the completion of the offering of all securities covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.
If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:
Clearwater Analytics Holdings, Inc.
777 W. Main Street
Suite 900
Boise, ID 83702
Attention: Investor Relations
Telephone: (208) 433-1200
We, the selling stockholders and the underwriter have not authorized any other person to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us. We, the selling stockholders and the underwriter take no responsibility for and can provide no assurance as to the reliability of any information that others may give you. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Prospectus
Clearwater Analytics Holdings, Inc.
Class A Common Stock
Offered, from time to time, by Clearwater Analytics Holdings, Inc.
177,461,342
Class A Common Stock
Offered, from time to time, by the Selling Stockholders

Clearwater Analytics Holdings, Inc. (“Clearwater,” the “Company,” “we,” “us” or “our”) may offer and sell shares of our Class A common stock from time to time in one or more transactions in amounts, at prices and on terms that will be determined at the time of the relevant offering.
In addition, certain selling stockholders of Clearwater named herein (the “Selling Stockholders”) may, from time to time, in one or more transactions, offer and sell up to 177,461,342 shares of Class A common stock, at prices and on terms that will be determined at the time of the relevant offering. Such shares of Class A common stock that may be sold by the Selling Stockholders represent shares of Class A common stock issuable to such Selling Stockholders upon the exchange of LLC Interests (as defined herein) (together with an equal number of Class C common stock) pursuant to the LLC Agreement (as defined herein) and upon the conversion of Class D common stock, in each case, on a one-for-one basis for newly issued shares of Class A common stock. We will not receive any of the proceeds from the sale of our Class A common stock offered by the Selling Stockholders.
We may offer and sell, and the Selling Stockholders may offer and sell, shares of our Class A common stock, in the same offering or in separate offerings, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes some of the general terms that may apply to these shares of Class A common stock. The specific terms of any shares to be offered will be described in one or more supplements to this prospectus.
Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CWAN.” The last reported closing sale price of our Class A common stock on the NYSE was $16.69 per share on March 7, 2023.
Investing in our shares of Class A common stock involves a number of risks. You should read this prospectus and any applicable prospectus supplement before you invest. See “Risk Factors” beginning on page 3 of this prospectus, in any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of the factors you should carefully consider before deciding to purchase our Class A common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the SEC utilizing the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time an indeterminate amount and the Selling Stockholders named herein may sell from time to time up to 177,461,342 shares of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and any Selling Stockholders may offer. Each time we or any Selling Stockholders sell securities in a transaction requiring a prospectus supplement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, the information in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement, together with the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” before making an investment in our securities.
Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give you any additional information different from that contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus provided in connection with an offering. Neither we nor the Selling Stockholders take any responsibility for, and neither we nor the Selling Stockholders provide any assurance as to the reliability of, any other information that others may give you.
You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since that date.
This prospectus is not an offer to sell or solicitation of an offer to buy our securities in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful. Unless the context otherwise indicates, the terms “Clearwater,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Clearwater Analytics Holdings, Inc. and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.
ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus), unless otherwise indicated therein:
•Our Annual Report on Form 10-K for the year ended December 31, 2022 (our “Annual Report on Form 10-K”) filed with the SEC on March 3, 2023; and
•The description of our Class A common stock contained under the caption “Description of Capital Stock” in the prospectus forming a part of our Registration Statement on Form S-1 (Registration No. 333-259155) filed on August  30, 2021, as updated by Exhibit 4.1 to our Annual Report on Form 10-K.
We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of these documents that are “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus) after the date of this prospectus and prior to the completion of the offering of all securities covered by the respective prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.
If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:
Clearwater Analytics Holdings, Inc.
777 W. Main Street
Suite 900
Boise, ID 83702
Attention: Investor Relations
Telephone: (208) 433-1200
You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.
iii

PROSPECTUS SUMMARY
This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the terms of our Class A common stock, you should carefully read this document with any accompanying prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for additional information on us.
Our Company
Clearwater brings transparency to the opaque world of investment accounting and analytics with what we believe is the industry’s most trusted and innovative single instance, multi-tenant technology platform. Our cloud-native software allows clients to radically simplify their investment accounting operations, enabling them to focus on higher-value business functions such as asset allocation strategy and investment selection. Our platform provides comprehensive accounting, data and advanced analytics as well as highly-configurable reporting for global investment assets daily or on-demand, instead of weekly or monthly. We give our clients confidence that they are making the most informed decisions about investment performance, regulatory compliance and risk.
We provide investment accounting and reporting, performance measurement, compliance monitoring and risk analytics solutions for asset managers, insurance companies and large corporations. Every day, Clearwater’s powerful platform aggregates and normalizes data on over $6.4 trillion of global invested assets for over 1,200 clients. We bring modern software to an industry that has long been dominated by difficult-to-use, high cost legacy technologies and processes, which often lack data integrity and traceability, and often require significant manual intervention. The strength of our platform is demonstrated by our approximately 80% win rate for new clients over the prior five years in deals that reached the proposal stage.
The markets we serve are highly complex and changing rapidly. All asset owners and asset managers need timely, accurate and comprehensive information about their investment portfolios in order to effectively make capital allocation decisions, manage risk, measure performance, comply with regulations and communicate to various stakeholders internally and externally. This requires organizations to have a comprehensive, global view of their investment portfolio. A partial view of one asset class or one reporting regime is ineffective: delivering analysis on 95% of the portfolio is inadequate because, more often than not, the opaque final 5% of the portfolio creates disproportionate risk. A single client can invest in over 60 different asset classes, hold assets in over 40 different currencies, be governed by more than 10 accounting regimes and hold positions representing thousands of individual tax lots. These clients often have separate accounting, reporting, performance, compliance and risk management products for each asset class and each country. Furthermore, clients frequently require large teams of people to manually review, compare and enter data, correct errors and build custom reports across multiple disparate systems and spreadsheets. Our platform provides our clients with a single consolidated and transparent view of investment data and analytics.
We believe that client demand for Clearwater’s offering continues to grow not only in the United States, but also in financial centers around the world. Prior to 2008, institutions often invested in a narrower range of asset classes for which legacy solutions may have been able to provide adequate accounting, performance measurement, compliance monitoring and risk analytics. Over the past decade, however, clients’ needs have grown meaningfully as a result of industry-wide trends such as:
•globalization;
•increased regulatory requirements and complexity;
•higher investment allocations in alternative assets (such as private equity, hedge funds, and derivatives and structured services);
•greater demand for timely risk management and transparency given economic, interest rate and geopolitical volatility, and

•pressure to increase speed and accuracy while reducing cost.
Clients no longer find it sufficient to review investment portfolios on a quarterly, monthly or even weekly basis. Their aged patchworks of on-premises software applications with multiple data warehouses and significant manual intervention expose them to time delays, a lack of data integrity and traceability, and a significant increase in errors, cost and ultimately risk. For many clients, this has become increasingly untenable.
We allow our clients to replace these legacy systems with modern cloud-native software. Our platform helps clients reduce cost, time, errors and risk and allows them to reallocate resources to other value-creating activities. Our software aggregates, reconciles and validates data from more than 2,800 daily data feeds and more than four million securities that have been modeled across multiple currencies, asset classes and countries. This cleansed and validated data runs through our proprietary accounting, performance, compliance and risk solutions to provide clients with powerful analytics and daily or on-demand configurable reporting. We offer multi-asset class, multi-basis, multi-currency accounting and analytics that provide clients with a comprehensive view of their holdings and related performance. This allows our clients to make better, more timely decisions about their investment portfolios.
Corporate Information
Clearwater Analytics Holdings, Inc. was incorporated as a Delaware corporation on May 18, 2021. Our principal executive offices are located at 777 W. Main Street, Suite 900, Boise, ID 83702, and our telephone number is (208) 433-1200. We maintain a website at https://www.clearwateranalytics.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus.

RISK FACTORS
Investing in our Class A common stock involves significant risks. Please see the risk factors under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as amended, revised or supplemented by subsequent Quarterly Reports on Form 10-Q which have been or will be incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and documents we have incorporated by reference herein contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections captioned “Prospectus Summary” and “Risk Factors” in this prospectus and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements in this prospectus. You should read this prospectus with the understanding that our actual future results may be materially different from what we expect.
Factors that could cause or contribute to such differences include, but are not limited to factors discussed in the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as amended, revised or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which have been or will be incorporated by reference in this prospectus.
Forward-looking statements speak only as of the date of this prospectus or, as of the date given if provided in another filing with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Some of the key factors that could cause actual results to differ from our expectations include the following:
•we operate in a highly competitive industry, with many companies competing for business from insurance companies, asset managers, corporations and government entities on the basis of a number of factors, including the quality and breadth of solutions and services provided, ability to innovate, reputation and the prices of services, and this competition could hurt our financial performance;
•we are dependent on fees based on the value of the assets on our platform for the vast majority of our revenues, and to the extent market volatility, a downturn in economic conditions or other factors cause negative trends or fluctuations in the value of the assets on our platform, our fee-based revenue and earnings may decline;
•because some of our sales efforts are targeted at large financial institutions, corporations and government entities, we face prolonged sales cycles, substantial upfront sales costs and less predictability in completing some of our sales. If our sales cycle lengthens, or if our upfront sales investments do not result in sufficient revenue, our results of operations may be harmed;
•we have experienced considerable revenue growth over the past several years, which may be difficult to sustain, and we depend on attracting and retaining top talent to continue growing and operating our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, we may not be able to maintain or manage our growth, which could have a material adverse effect on our business, financial condition or results of operations;

•if our investment accounting and reporting solutions, regulatory reporting solutions or risk management or performance analytics solutions fail to perform properly due to undetected errors or similar problems, our business, financial condition, reputation or results of operations could be materially adversely affected;
•our business relies heavily on computer equipment, cloud-based services, electronic delivery systems, networks and telecommunications systems and infrastructure, the Internet and the information technology systems of third parties. Any failures or disruptions in any of the foregoing could result in reduced revenues, increased costs and the loss of clients and could harm our business, financial condition, reputation and results of operations;
•our failure to successfully integrate acquisitions, including the JUMP acquisition, could strain our resources. In addition, there are significant risks associated with growth through acquisitions, which may materially adversely affect our business, financial condition or results of operations;
•if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed;
•if our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our competitive position may be harmed;
•we may need to defend ourselves against third-party claims that we are infringing, misappropriating or otherwise violating others’ intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate;
•the Principal Equity Owners (as defined below) will continue to have significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote;
•we are classified as a “controlled company,” and as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements. In addition, the Principal Equity Owners’ interests may conflict with our interests and the interests of other stockholders; and
•provisions in our certificate of incorporation and bylaws, may have the effect of delaying or preventing a change of control or changes in our management.

SELLING STOCKHOLDERS
The Selling Stockholders named below may offer from time to time in the future up to an aggregate of 177,461,342 shares of our Class A common stock, subject to adjustments for stock splits, stock dividends and reclassifications, which represents (i) 47,377,587 shares of Class A common stock issuable upon the exchange of an equal number of LLC Interests (together with an equal number of shares of Class C common stock) pursuant to the Third Amended and restated Limited Liability Company Agreement of CWAN Holdings, LLC (the “LLC Agreement”) and (ii) 130,083,755 shares of Class A common stock issuable upon the conversion of an equal number of shares of Class D common stock, which may be exchanged or converted, as applicable, at any time, at the option of the holder, on a one-for-one basis for newly issued shares of Class A common stock. See “Description of Capital Stock” for additional information. The term “Selling Stockholders” includes the persons listed in the table below and any of their transferees, pledgees, assignees, distributes, donees, lenders, successors or others who later hold any of the Selling Stockholders’ interests.
The following table sets forth information regarding the Selling Stockholders and the shares beneficially owned by such stockholders as of March 7, 2023. The information in the table below with respect to percentages of beneficial ownership and percentages of combined voting power before any offering pursuant to this prospectus is based on 62,333,740 shares of Class A common stock, 1,439,251 shares of Class B common stock, 47,377,587 shares of Class C common stock and 130,083,755 shares of Class D common stock issued and outstanding as of March 7, 2023.
The Selling Stockholders are not required to exchange their LLC Interests or convert their Class D common stock for shares of our Class A common stock. We are not required to issue shares of Class A common stock to any selling stockholder who elects to exchange LLC Interests. Instead, we may, in our sole discretion (determined solely by a majority of our directors who are disinterested), elect to satisfy the LLC Interest exchanges by paying cash. In addition, the Selling Stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, Class A common stock, Class C common stock or Class D common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. The maximum number of shares of Class A common stock offered hereby by the Selling Stockholders assumes the Selling Stockholders exchange or convert all of their Class C common stock and Class D common stock, as applicable, into Class A common stock and that we elect to satisfy all such exchange or conversion requests through the issuance of new shares of Class A common stock. Assuming we do issue shares of our Class A common stock to a holder of LLC Interests upon an exchange or conversion, as applicable, such holder may offer for sale all, some or none of such shares of Class A common stock. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the Selling Stockholders will ultimately offer pursuant to this prospectus or that the Selling Stockholders will ultimately own upon completion of the offering to which this prospectus relates.
Information about additional Selling Stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the Selling Stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary. For further information regarding material relationships and transactions between us and the Selling Stockholders set forth below, see “Certain Relationships and Related Transactions, and Director Independence” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.

	Beneficial Ownership Before this Offering								Class A Common Stock that may be Sold Hereby(3)	Beneficial Ownership After this Offering								Combined Voting Powers(7)(8)
	Class A Common Stock		Class B Common Stock		Class C Common Stock(1)		Class D Common Stock(2)			Class A Common Stock		Class B Common Stock		Class C Common Stock(1)		Class D Common Stock(2)		Before this Offering	After this Offering
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Shares	%	Shares	Shares	%	Shares	%	Shares	%	Shares	%	%	%
Entities affiliated with Welsh Carson(4)	—	—	—	—	47,377,587	100%	63,638,103	48.9%	111,015,690	—	—	—	—	—	—	—	—	60.5%	—
Entities affiliated with Permira(5)	—	—	—	—	—	—	33,222,826	25.5%	33,222,826	—	—	—	—	—	—	—	—	18.1%	—
Entities with Warburg Pincus(6)	—	—	—	—	—	—	33,222,826	25.5%	33,222,826	—	—	—	—	—	—	—	—	18.1%	—
__________________
(1)Pursuant to the LLC Agreement, LLC Interests (together with an equal number of Class C common stock) are exchangeable by the Selling Stockholders for an equal number of Class A common stock on a one-for-one basis from time to time. Beneficial ownership of shares of Class C common reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such shares, paired with equal number of LLC Interests, may be exchanged.
(2)Class D common stock may be exchanged at any time, at the option of the holder, on a one-for-one basis for newly issued shares of Class A common stock. Beneficial ownership of shares of Class D common stock reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such shares may be converted.
(3)Assumes (i) the exchange of all LLC Interests (together with an equal number of Class C common stock) beneficially owned by the Selling Stockholders pursuant to the LLC Agreement for an equal number of shares of Class A common stock on a one-for-one basis and (ii) the conversion of all shares of Class D common stock beneficially owned by the Selling Stockholders for Class A common stock on a one-for-one basis.
(4)Includes 21,189,927 shares of Class C common stock (and associated units of LLC Interests) held by WCAS XII Carbon Analytics Acquisition, L.P., 24,572,711 shares of Class C common stock (and associated units of LLC Interests) held by WCAS XIII Carbon Analytics Acquisition, L.P., 1,614,949 shares of Class C common stock (and associated units of LLC Interests) held by WCAS GP CW LLC, 15,098,470 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII, L.P., 6,520,137 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII Delaware, L.P., 946,180 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., 6,557,817 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII Cayman, L.P., 14,677,126 shares of Class D common stock held by WCAS XII Carbon Investors, L.P. and 19,838,373 shares of Class D common stock held by WCAS XIII Carbon Investors, L.P. The general partner of Welsh, Carson, Anderson & Stowe XII Delaware, L.P. and Welsh, Carson, Anderson & Stowe XII Cayman, L.P. is WCAS XII Associates Cayman, L.P. The general partner of WCAS XII Carbon Analytics Acquisition, L.P., Welsh, Carson, Anderson & Stowe XII, L.P., WCAS XII Associates Cayman, L.P. and Welsh, Carson, Anderson & Stowe XII Delaware II, L.P. is WCAS XII Associates LLC (“WCAS XII Associates”). The general partner of WCAS XIII Carbon Analytics Acquisition, L.P. and the managing member of WCAS GP CW LLC is WCAS XIII Associates LLC (“WCAS XIII Associates”). Investment and voting decisions with respect to the shares held by the WCAS Entities are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares. The address of the foregoing persons is c/o Welsh, Carson, Anderson & Stowe, 599 Lexington Avenue, 18th Floor, New York, New York 10022.
(5)Includes 33,222,826 shares of Class D common stock held by Galibier Purchaser, LLC. Galibier Holdings, LP is the sole member of Galibier Purchaser, LLC. Galibier Holdings, LP acts through its general partner, Galibier Holdings GP, LLC, which acts through its sole member, Gali SCSp, which acts through its general partner, Permira VII GP S.à r.l., whose board of directors consists of Eddy Perrier, Oliver Willis and Cédric Pedoni. Each of Eddy Perrier, Oliver Willis and Cédric Pedoni are directors of Permira VII GP S.à r.l., and as such, may participate in decisions regarding Permira VII GP S.à r.l.’s exercise of voting and investment power in respect of the shares of our Class D common stock held of record by Galibier Purchaser, LLC, but each disclaims beneficial ownership of such shares. The address for each of Galibier Purchaser, LLC; Galibier Holdings, LP; and Galibier Holdings GP, LLC is 320 Park Avenue, 28th Floor, New York, New York 10022, USA. The address for each of Gali SCSp and Permira VII GP S.a r.l. is 488, route de Longwy, L-1940 Luxembourg.
(6)Includes 33,222,826 shares of Class D common stock held by WP CA Holdco, L.P. (“WP Holdco”). The general partner of WP Holdco is WP CA Holdco GP, LLC (“WP Holdco GP”). The managing members of WP Holdco GP are Warburg Pincus (Callisto) Global Growth (Cayman), L.P. (“WP Callisto”) and Warburg Pincus Financial Sector (Cayman), L.P. (“WP FS” and together with WP Callisto, the “Holdco GP Managers”). Warburg Pincus LLC (“WP LLC”) is the manager of the Holdco GP Managers. Warburg Pincus (Cayman) Global Growth GP, L.P. (“WP GG Cayman GP”) is the general partner of WP Callisto. Warburg Pincus (Cayman) Financial Sector GP, L.P. (“WP FS Cayman GP”) is the general partner of WP FS. Warburg Pincus (Cayman) Global Growth GP LLC (“WP GG Cayman GP LLC”) is the general partner of WP GG Cayman GP. Warburg Pincus (Cayman) Financial Sector GP LLC (“WP FS Cayman GP LLC”) is the general partner of WP FS Cayman GP. Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman”) is the managing member of each of WP GG Cayman GP LLC and WP FS Cayman GP LLC. Warburg Pincus Partners II Holdings (Cayman), L.P. (“WPP II Holdings Cayman”) is a limited partner of WPP II Cayman. WPP II Administrative (Cayman), LLC (“WPP II Administrative”) is the general partner of WPP II Holdings Cayman. Warburg Pincus (Bermuda) Private Equity GP Ltd. is the general partner of WPP II Cayman and the managing member of WPP II Administrative. Investment and voting decisions with respect to the issuer’s shares held by WP Holdco are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Issuer’s shares. The address of the foregoing persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

(7)Each holder of Class C common stock and Class D common stock is entitled to ten votes per share and each holder of Class A common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock and Class D common stock.
(8)Percentage of voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock voting together as a single class (subject to class-specific weightings) and as calculated on a fully exchanged and converted diluted basis.

USE OF PROCEEDS
Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any Class A common stock offered by us under this prospectus and any related prospectus supplement for our operations and for general corporate purposes. These purposes may include, without limitation, financing of acquisitions and capital expenditures, share repurchases, dividend payments, additions to working capital and refinancing, repayment or redemption of existing indebtedness. Pending any specific application, we may initially invest the net proceeds in securities or apply them to the reduction of short-term indebtedness until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Additional information on the use of net proceeds from the sale of Class A common stock that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering.
We will not receive any proceeds from the sale of shares of our Class A common stock by any Selling Stockholder. All of the shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus and any related prospectus supplement will be sold by the Selling Stockholders for their own account. We may, however, bear a portion of the expenses of the offering of Class A common stock by the Selling Stockholders, except that the Selling Stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

DESCRIPTION OF CAPITAL STOCK
The following is a summary description of our Class A common stock and does not purport to be complete. The following also contains a description, which does not purport to be complete, of our Class B common stock, Class C common stock and Class D common stock, which are not registered pursuant to the Exchange Act, but are described below to assist investors’ understanding of the material terms of our Class A common stock. For a complete description of our Class A common stock, please refer to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), and Amended and Restated Bylaws (our “Bylaws”). This summary description is qualified in its entirety by reference to these documents, each of which is included as an exhibit to the registration statement, of which this prospectus is a part, and the text of the relevant provisions of the Delaware General Corporation Law (the “DGCL”).
Authorized Capitalization
Our authorized capital stock consists of 1,500,000,000 shares of Class A common stock, par value $0.001 per share; 500,000,000 shares of Class B common stock, par value $0.001 per share; 500,000,000 shares of Class C common stock, par value $0.001 per share; 500,000,000 shares of Class D common stock, par value $0.001 per share; and 100,000,000 shares of preferred stock, par value $0.001 per share. As of March 7, 2023, 62,333,740 shares of our Class A common stock, 1,439,251 shares of our Class B common stock, 47,377,587 shares of our Class C common stock, 130,083,755 shares of our Class D common stock and no shares of our preferred stock were outstanding. Holders of our common stock are entitled to the following rights.
Class A Common Stock
Voting Rights
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock vote together with holders of our Class B common stock, Class C common stock and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.
Dividend Rights
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation Rights
Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class D common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.
Other Matters
Our Certificate of Incorporation does not entitle holders of our Class A common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock. All outstanding shares of our Class A common stock are, and the shares of our Class A common stock offered by this prospectus will be, fully paid and nonassessable.

Class B Common Stock
Voting Rights. Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Holders of shares of our Class B common stock vote together with holders of our Class A common stock, Class C common stock and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.
Issuance of Shares. Shares of Class B common stock are issued from time to time only to the extent necessary to maintain a one-to-one ratio between the number of common units of CWAN Holdings, LLC (the “LLC Interests”) held by the Other Continuing Equity Owners (as defined in our Annual Report on Form 10-K) and the number of shares of our Class B common stock issued to such Other Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only Permitted Transferees of LLC Interests held by the Other Continuing Equity Owners will be Permitted Transferees of Class B common stock. Each share of Class B common stock and accompanying LLC Interest is required to be converted into one share of Class A common stock immediately prior to any sale or other transfer of such share by an Other Continuing Equity Owner or any of its affiliates or Permitted Transferees to a non-Permitted Transferee.
Dividend and Distribution Rights. Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation.
Exchange Rights. Each share of our Class B common stock will be redeemed and canceled by us if the holder exchanges one LLC Interest and such share of Class B common stock for one share of Class A common stock pursuant to the terms of the LLC Agreement. At our option, we may issue cash upon such exchange instead of Class A common stock.
Conversion. Each share of our Class B common stock transferred to a non-Permitted Transferee will automatically convert into a share of our Class A common stock immediately prior to such transfer.
Other Matters. Our Certificate of Incorporation does not entitle holders of our Class B common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. All outstanding shares of our Class B common stock are fully paid and nonassessable.
Class C Common Stock
Voting Rights. Each share of our Class C common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally. Holders of shares of our Class C common stock vote together with holders of our Class A common stock, Class B common stock and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.
Issuance of Shares. Shares of Class C common stock are issued from time to time only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Welsh, Carson, Anderson & Stowe, Warburg Pincus LLC, Permira Advisers LLC and their affiliates (collectively, the “Principal Equity Owners”) and the number of shares of our Class C common stock issued to the Principal Equity Owners. Shares of Class C common stock are transferable only together with an equal number of LLC Interests. Only Permitted Transferees of LLC Interests held by the Principal Equity Owners will be permitted transferees of Class C common stock. Each share of Class C common stock and accompanying LLC Interest is required to be converted into one share of Class A common stock immediately prior to any sale or other transfer of such share by a Principal Equity Owner or any of its affiliates or permitted transferees to a non-permitted transferee.
Dividend and Distribution Rights. Holders of our Class C common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation.

Exchange Rights. Each share of our Class C common stock will be redeemed and canceled by us if the holder exchanges one LLC Interest and such share of Class C common stock for one share of Class A common stock or, if requested by a Principal Equity Owner, Class D common stock, pursuant to the terms of the LLC Agreement. At our option, we may issue cash upon an exchange of Class C common stock for Class A common stock, instead of such Class A common stock.
Conversion. Shares of our Class C common stock may be exchanged at any time, at the option of the holder, for newly issued shares of our Class B common stock, on a one-for-one basis (in which case their shares of our Class C common stock will be cancelled on a one-for-one basis upon any such issuance). Each share of our Class C common stock will automatically convert into a share of our Class B common stock upon the earlier of (i) the date that affiliates of Welsh, Carson, Anderson & Stow (“Welsh Carson”) own less than 5% of our common stock and (ii) the date that is seven years following our IPO (as defined in our Annual Report on Form 10-K). Each share of our Class C common stock transferred to a non-permitted transferee will automatically convert into a share of our Class A common stock immediately prior to such transfer.
Other Matters. Our Certificate of Incorporation does not entitle holders of our Class C common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class C common stock. All outstanding shares of our Class C common stock are fully paid and nonassessable.
Class D Common Stock
Voting Rights. Holders of shares of our Class D common stock are entitled to ten votes for each share held of record on all matters presented to our stockholders generally. Holders of shares of our Class D common stock vote together with holders of our Class A common stock, Class B common stock and Class C common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.
Dividend Rights. Holders of shares of our Class D common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class D common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.
Conversion. Shares of our Class D common stock may be exchanged at any time, at the option of the holder, for newly issued shares of our Class A common stock, on a one-for-one basis (in which case their shares of our Class D common stock will be cancelled on a one-for-one basis upon any such issuance). Each share of Class D common stock is required to be converted into one share of Class A common stock immediately prior to any sale or other transfer of such share by a Principal Equity Owner or any of its affiliates or permitted transferees to a non-permitted transferee. Each share of our Class D common stock will automatically convert into a share of our Class A common stock upon the earlier of (i) the date that affiliates of Welsh Carson own less than 5% of our common stock and (ii) the date that is seven years following our IPO.
Other Matters. Our Certificate of Incorporation does not entitle holders of our Class D common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class D common stock. All outstanding shares of our Class D common stock are fully paid and nonassessable.

Authorized but Unissued Preferred Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply as long as our Class A common stock is listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of our Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.
Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our Certificate of Incorporation authorizes our board of directors to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.
The existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.
Antitakeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws
Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws could make the acquisition of our Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interests, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.
Multi-class Common Stock Structure
Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our Certificate of Incorporation. Each share of our Class A common stock entitles its holder to one vote per share, each share of our Class B common stock entitles its holder to one vote per share, each share of our Class C common stock entitles its holder to ten votes per share and each share of our Class D common stock entitles its holder to ten votes per share on all matters presented to our stockholders generally.
Authorized but Unissued Shares; Undesignated Preferred Stock
The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification
Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our Certificate of Incorporation and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.
No Cumulative Voting
Our Certificate of Incorporation provides that stockholders are not permitted to cumulate votes in the election of directors.
Special Meetings of Stockholders
Our Bylaws provide that special meetings of our stockholders may be called, prior to the date on which the Principal Equity Owners, collectively or singly, cease to beneficially own shares of our common stock representing at least 50% of the voting power of our common stock (the “Trigger Event”), only by or at the direction of our board of directors or our Chairman at the request of holders of not less than a majority of the combined voting power of our Class A common stock, Class B common stock, Class C common stock and Class D common stock and, from and after the Trigger Event, only by or at the direction of our board of directors or our Chairman.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation precludes stockholder action by written consent from and after the Trigger Event.
Advance Notice Requirements for Stockholder Proposals and Nomination of Directors
Our Bylaws require stockholders seeking to bring business before an annual meeting of stockholders or to nominate individuals for election as directors at an annual or special meeting of stockholders to provide timely notice in writing. To be timely, a stockholder’s notice needs to be sent to and received by our Secretary both (1) at our principal executive offices by hand delivery, overnight courier service, or by certified or registered mail, return receipt required, and (2) by electronic mail, as provided in our Bylaws, no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary of the immediately preceding annual meeting of stockholders, or if no annual meeting was held in the preceding year, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which a public announcement of the date of the annual meeting was made by us. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our Company.

Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our Certificate of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our Certificate of Incorporation provides that from and after the Trigger Event, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of our Company entitled to vote thereon. Under that certain Stockholders Agreement, dated as of September 28, 2021, by and among our Company and the Principal Equity Owners (the “Stockholders’ Agreement”), prior to the Trigger Event, directors nominated by a Principal Equity Owner and serving as a director shall not be removed by the other Principal Equity Owners without cause. In addition, our Certificate of Incorporation also provides that from and after the Trigger Event, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancy occurring in our board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).
Supermajority Provisions
Our Certificate of Incorporation and Bylaws provide that our board of directors is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our Bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our Certificate of Incorporation. From and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of our Company required therein, our Bylaws or applicable law, any amendment, alteration, rescission or repeal of our Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that the following provisions in our Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class:
•the provision requiring a 66 2/3% supermajority vote for stockholders to amend our Bylaws;
•the provisions providing for a classified board of directors (the election and term of our directors);
•the provisions regarding removal of directors;
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on our board of directors and newly created directorships;
•the provisions regarding competition and corporate opportunities;
•the provisions regarding Section 203 of the DGCL;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director and governing forum selection; and
•the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

Section 203 of the Delaware General Corporation Law
Section 203 of the DGCL provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
•prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
An “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.
We have opted out of Section 203 of the DGCL; however, our Certificate of Incorporation contains substantially similar provisions. Our Certificate of Incorporation provides that our Principal Equity Owners and their affiliates and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
New York Stock Exchange Listing
Our Class A common stock is listed on the NYSE under the symbol “CWAN.”

PLAN OF DISTRIBUTION
General
We and/or one or more Selling Stockholders may offer and sell our Class A common stock in one or more transactions from time to time through one or more of the following methods:
•on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and sell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•through agents;
•in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•broker-dealers may agree with us or the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and
•a combination of any such methods of sale.
A prospectus supplement relating to a particular offering of our Class A common stock may include the following information:
•the terms of the offering;
•the names of any underwriters or agents;
•the purchase price of our Class A common stock;
•any net proceeds to us from the sale of our Class A common stock;
•any delayed delivery arrangements;
•any underwriting discounts and other items constituting underwriters’ compensation;
•any public offering price;
•any discounts or concessions allowed or paid to dealers; and
•any option under which underwriters may purchase additional shares of our Class A common stock from us or any Selling Stockholder.
The distribution of our Class A common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices in block trades, or in underwritten offerings or in other types of trades.

Underwriting Compensation
We and/or one or more the Selling Stockholders may offer our Class A common stock to the public through underwriting syndicates represented by a managing underwriter or managing underwriters or through an underwriter or underwriters without an underwriting syndicate. If underwriters are used for the sale of our Class A common stock, our Class A common stock will be acquired by the underwriters for their own account. The underwriters may resell our Class A common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our Class A common stock, underwriters may receive compensation from us, any Selling Stockholders or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our Class A common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
If we use an underwriter or underwriters in the sale of particular Class A common stock, we will execute an underwriting agreement with those underwriters at the time of sale of that Class A common stock. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell that Class A common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of Class A common stock, the obligations of the underwriters to purchase the Class A common stock will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the Class A common stock offered if any of our Class A common stock is purchased.
Underwriters, dealers and agents that participate in the distribution of our Class A common stock may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of our Class A common stock may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.
Indemnification
We may enter agreements under which underwriters and agents that participate in the distribution of our Class A common stock may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.
Related Transactions
Various of the underwriters who participate in the distribution of our Class A common stock, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.
Delayed Delivery Contracts
We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase our Class A common stock from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of our Class A common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Price Stabilization and Short Positions
If underwriters or dealers are used in the sale, until the distribution of our Class A common stock is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our Class A common stock. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our Class A common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock. If the underwriters create a short position in our Class A common stock in connection with the offering (that is, if they sell more Class A common stock than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing Class A common stock in the open market.
We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. If any legal matters relating to offerings made in connection with this prospectus are passed upon by counsel for the underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements of Clearwater Analytics Holdings, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
Clearwater Analytics Holdings, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is https://www.sec.gov.
Our corporate website address is located at https://www.clearwateranalytics.com. Through our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of or incorporated into this prospectus or the registration statement of which this prospectus is a part.
The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the Class A common stock offered under this prospectus. The registration statement can be read at the SEC website.

17,000,000 Shares
Clearwater Analytics Holdings, Inc.
Class A Common Stock

PROSPECTUS SUPPLEMENT

J.P. Morgan

November 30, 2023